AMENDMENT AGREEMENT
THIS AMENDMENT is made as of the 20th day of April 2015 (the “Effective Date”)
BETWEEN:
THE RUBICON PROJECT, INC., a Delaware corporation

(“Parent”),
- and -
CHANGO INC., an Ontario corporation
(the “Company”)
- and -
FORTIS ADVISORS LLC, a Delaware limited liability company, solely in its capacity as the initial Securityholder Representative
(the “Securityholder Representative”, together with Parent and the Company, the “Parties”)
WHEREAS, the Parties, inter alios, entered into an arrangement agreement dated as of March 31, 2015 (the “Arrangement Agreement”);
AND WHEREAS, the Parties wish to enter into this amendment agreement (this “Amendment”) to amend the Plan of Arrangement in accordance with Section 2.9 of the Arrangement Agreement.
NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties agree as follows:

1.	The Plan of Arrangement attached to Exhibit D of the Arrangement Agreement is hereby replaced with the Plan of Arrangement attached to Exhibit A to this Amendment.

2.	This Amendment shall be governed by, and construed in accordance with, the Laws of the Province of Ontario and the federal laws of Canada applicable therein.

3.
This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed as of the Effective Date.

THE RUBICON PROJECT, INC
By:	/s/ Jonathan Feldman
Name: Jonathan Feldman
Title: Assistant Secretary

SIGNATURE PAGE TO AMENDMENT AGREEMENT

CHANGO INC.
By:	/s/ Chris Sukornyk
Name: Chris Sukornyk
Title: Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT AGREEMENT

FORTIS ADVISORS LLC, as the Securityholder Representative
By:	/s/ Rick Fink
Name: Rick Fink
Title: CEO and Managing Director

SIGNATURE PAGE TO AMENDMENT AGREEMENT

EXHIBIT A
PLAN OF ARRANGEMENT

(see attached)

PLAN OF ARRANGEMENT
UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)
ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1	Definitions
In this Plan of Arrangement, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Act” means the Business Corporations Act (Ontario);
“Adjusted Fully Diluted Share Total” means that number of Company Common Shares equal to: (a) the total number of Company Common Shares outstanding immediately after the step set out in Section 2.2(b); plus (b) the total number of Company Common Shares that would have been issuable upon the full exercise of all Company Options (whether vested or not) outstanding as at the Closing Time (assuming there had been a cash exercise);
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;
“Aggregate Adjustment Amount” means the amount equal to: (a) the Per Share Adjustment Amount, multiplied by (b) the total number of Selling Shareholders Shares;
“Aggregate Closing Amount” means the amount equal to: (a) the Exchange Agent Closing Time Consideration Amount; plus (b) the Indemnity Amount; plus (c) the Retention Amount; plus (d) the Aggregate Special Contingent Amount, plus (e) the aggregate amount of withholdings deducted pursuant to Section 2.2(g)(i)(B)(1) (if any);
“Aggregate Contingent Amount” means the amount equal to: (a) the Per Share Contingent Amount, multiplied by (b) the total number of Selling Shareholders Shares;
“Aggregate Special Contingent Amount” means the amount equal to: (a) the Special Per Share Contingent Amount, multiplied by (b) the total number of Selling Shareholders Shares registered in the name of the Founder Group Members;
“Amalco” has the meaning given in Section 2.2(m);
“Amalco Common Shares” has the meaning given in Section 2.2(m)(ii);
“Arrangement” means the arrangement under the provisions of section 182 of the Act on the terms and conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the

Final Order (in each case, with the consent of the Company and Parent, each acting reasonably);
“Arrangement Agreement” means the arrangement agreement dated as of March 31, 2015 by and among Parent, Sub, the Company, the Supporting Shareholders and the Securityholder Representative, as the same may be amended, supplemented or restated in accordance with its terms, providing for, among other things, the Arrangement;
“Arrangement Consideration” has the meaning given in the Arrangement Agreement;
“Arrangement Resolution” means the special resolution of shareholders approving the Arrangement to be considered at the Special Meeting or approved by written resolution executed by all of the Company Shareholders in lieu of the Special Meeting, substantially in the form of Exhibit D attached to the Arrangement Agreement, and any amendments or variations thereto made in accordance with the provisions of the Arrangement Agreement or made at the direction of the Court in the Interim Order or otherwise;
“Articles of Arrangement” means the articles of arrangement of the Company to be filed with the Director in connection with the Arrangement after the Final Order is made in order for the Arrangement to become effective;
“Average Price” has the meaning given in the Arrangement Agreement;
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required by Law to be closed in Los Angeles, California or Toronto, Ontario;
“Cash Out Warrant” means any Company Warrant to the extent unexercised as of immediately prior to the Closing Time;
“Certificate” has the meaning given in Section 2.4(e);
“Certificate of Arrangement” means the certificate or other confirmation of filing giving effect to the Arrangement to be issued by the Director pursuant to section 183(2) of the Act after the Articles of Arrangement have been filed;
“Closing Date” means the date upon which the Arrangement becomes effective as established by the date of issue shown on the Certificate of Arrangement;
“Closing Time” means 12:01 a.m. (Toronto time) on the Closing Date;
“Code” means the United States Internal Revenue Code of 1986;
“Company” means Chango Inc., a corporation existing under the Act;
“Company Articles” means the articles of the Company, effective as of immediately prior to the Closing Time;
“Company Class A Shares” means the Class A Preferred Shares in the capital of the Company;

“Company Class B Shares” means the Class B Preferred Shares in the capital of the Company;
“Company Class B-1 Shares” means the Class B-1 Preferred Shares in the capital of the Company;
“Company Common Shares” means the Common Shares in the capital of the Company;
“Company Convertible Securities Total” means the sum of: (a) the total number of Company Common Shares that would have been issuable upon conversion of the Company Preferred Shares that would have been issuable upon the full exercise of all Company Warrants (whether exercisable or not) outstanding as at the Closing Time (assuming there had been a cash exercise), plus (b) the total number of Company Common Shares that would have been issuable upon the full exercise of all Company Options (whether vested or not) outstanding as at the Closing Time (assuming there had been a cash exercise);
“Company Option” means any outstanding option exercisable for Company Common Shares;
“Company Option Conversion Rate” means, with respect to a Company Option, such number of shares of Parent Common Stock equal to: (a) the total number of Company Common Shares subject to such Company Option as at the Closing Time; multiplied by (b) the Company Option Exchange Ratio;
“Company Option Exchange Ratio” means an amount equal to: (a) the Per Share Closing Amount, divided by (b) the Average Price;
“Company Option Plan” means the stock option plan of the Company dated as of March 12, 2009, as amended June 11, 2009, as further amended November 1, 2010, January 28, 2011, April 10, 2013 and December 4, 2014;
“Company Preferred Shares” means, collectively, the Company Class A Shares, the Company Class B Shares and the Company Class B-1 Shares;
“Company Securityholders” means, collectively, the Company Shareholders, the holders of Company Warrants and the holders of Company Options; and “Company Securityholder” means any one of them;
“Company Shareholders” means, collectively, the holders of Company Shares; and “Company Shareholder” means any one of them;
“Company Shareholders Agreement” means the Second Amended and Restated Shareholders’ Agreement dated January 28, 2011 between the Company and the Company Shareholders, as amended by the Omnibus Amending Agreement dated September 10, 2012, and as the same may have been further amended, supplemented or restated from time to time in accordance with its terms prior to the Closing Time;

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares;
“Company Warrant” means any outstanding warrant exercisable for Company Shares;
“Consideration Spreadsheet” has the meaning given in the Arrangement Agreement;
“Contingent Amount” has the meaning given in the Arrangement Agreement;
“Contingent Average Price” has the meaning given in the Arrangement Agreement;
“Court” means the Ontario Superior Court of Justice (Commercial List);
“Director” means the Director appointed under section 278 of the Act;
“Dissent Rights” has the meaning given in Section 4.1(a);
“Dissenting Shareholder” means a registered Company Shareholder who has properly and validly dissented in respect of the Arrangement Resolution in strict compliance with the Dissent Rights, who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who is ultimately determined to be entitled to be paid the fair value of his, her or its Company Shares, but only in respect of the Company Shares in respect of which Dissent Rights are validly exercised by such registered Company Shareholder;
“Employee Agreement” has the meaning given in the Arrangement Agreement;
“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership;
“Escrow Agent” means American Stock Transfer & Trust Company, LLC, or its successor under the Escrow Agreement;
“Escrow Agreement” means the Escrow Agreement dated April ●, 2015 between Parent, Sub, the Securityholder Representative and the Escrow Agent, substantially in the form of Exhibit E attached to the Arrangement Agreement;
“Estimated Closing Consideration” has the meaning given in the Arrangement Agreement;
“Exchange Agent” means American Stock Transfer & Trust Company, LLC, or its successor under the Exchange Agent Agreement;
“Exchange Agent Agreement” means the exchange agent agreement dated as of April ●, 2015 between Parent, Sub and the Exchange Agent, as the same may be amended, supplemented or restated in accordance with its terms;

“Exchange Agent Closing Time Consideration Amount” means an amount equal to the aggregate amount payable pursuant to Section 2.2(g)(i) (for greater certainty, as reduced pursuant to Section 2.2(g)(i)(B) and excluding those amounts to be paid pursuant to Sections 2.5 and 2.6);
“Exchange Consideration” means:

(a)
with respect to one Company Common Share registered in the name of a Registered Shareholder (other than a Founder Group Member), (i) the Per Share Closing Amount, plus (ii) the right to receive the Per Share Adjustment Amount, if any, pursuant to Section 2.6, plus (iii) the right to receive the Per Share Contingent Amount, if any, pursuant to Section 2.5; or

(b)
with respect to one Company Common Share registered in the name of a Registered Shareholder that is a Founder Group Member, (i) 84% of the Per Share Closing Amount, plus (ii) the right to receive the Per Share Adjustment Amount, if any, pursuant to Section 2.6, plus (iii) the right to receive the Per Share Contingent Amount, if any, pursuant to Section 2.5; plus (iv) the right to receive the Special Per Share Contingent Amount in accordance with the Arrangement Agreement and the Escrow Agreement;

“Exercise Price” means, with respect to a Company Option or Company Warrant, the exercise price per share of such Company Option or Company Warrant, as applicable calculated in U.S. dollars using the noon rate of exchange established by the Bank of Canada on the Business Day immediately before the Closing Date;
“Final Closing Consideration” has the meaning given to it in the Arrangement Agreement;
“Final Order” means the order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of the Company and Parent, each acting reasonably) at any time prior to the Closing Date or, if appealed, then, unless such appeal is withdrawn or dismissed, as affirmed or as amended (provided that any such amendment shall be acceptable to the Company and Parent, each acting reasonably) on appeal;
“Founder” has the meaning given in the Arrangement Agreement;
“Founder Group Member” has the meaning given in the Arrangement Agreement;
“Fully Diluted Share Total” means that number of Company Common Shares equal to: (a) the total number of Company Common Shares outstanding immediately prior to the Closing Time (assuming each Company Share outstanding immediately prior to the Closing Time is deemed to have been converted into one Company Common Share); plus (b) the Company Convertible Securities Total;
“Funding Sub” means Project Daylight, LLC, a Delaware limited liability company and a wholly-owned indirect Subsidiary of Parent;

“Governmental Authority” means any government, governmental, regulatory or administrative authority, branch, bureau, officials, ministers, Crown corporations, agency or commission or any court, board, tribunal, or dispute settlement panels or other law rule or regulation-making organization or entity: (a) having or purporting to have jurisdiction on behalf of any nation, province, territory, state or other geographic or political subdivision of any of them; or (b) exercising, or entitled or purporting to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power;
“Indemnity Amount” has the meaning given in the Arrangement Agreement;
“Interim Order” means the interim order of the Court pursuant to subsection 182(5) of the Act, as such order may be amended by the Court (with the consent of the Company and Parent, each acting reasonably), made in connection with the Arrangement following the application therefor contemplated by the Arrangement Agreement;
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, treaty, injunction, judgment, award, decree or order of any Governmental Authority;
“Letter of Transmittal” means a letter of transmittal to be forwarded or made available to each Company Shareholder, in a form acceptable to Parent and the Company, each acting reasonably, for use by the Company Shareholders in connection with the Arrangement, as contemplated herein;
“Net Aggregate Adjustment Amount” has the meaning given to such term Section 2.6(a);
“Net Contingent Amount” has the meaning given in Section 2.5(a);
“Parent” means The Rubicon Project, Inc., a Delaware corporation;
“Parent Common Stock” means common stock of Parent, par value of $0.00001 per share;
“Per Share Adjustment Amount” means, with respect to a Company Share: (a) if the Final Closing Consideration is greater than the Estimated Closing Consideration, an amount equal to (i) the Final Closing Consideration minus the Estimated Closing Consideration, divided by (ii) the Adjusted Fully Diluted Share Total; or (b) if the Final Closing Consideration is less than or equal to the Estimated Closing Consideration, $0;
“Per Share Closing Amount” means an amount determined in accordance with the following formula:

ECC + WEX
FDS

where:

ECC is equal to the Estimated Closing Consideration;
WEX is equal to the aggregate Exercise Price per Company Share of all Company Warrants outstanding immediately prior to the Closing Time; and
FDS is equal to the Fully Diluted Share Total;
“Per Share Contingent Amount” means, with respect to a Company Share, an amount equal to: (a) the Contingent Amount, divided by (b) the Adjusted Fully Diluted Share Total;
“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, body corporate organization or other entity, including any Governmental Authority, and including any successor of any of the foregoing;
“Plan of Arrangement” means this plan of arrangement, and references to “Article” or “Section” mean the specified Article or Section of this Plan of Arrangement;
“Proportionate Escrow Amount” means, with respect to a Registered Shareholder, an amount (rounded to the nearest whole cent) equal to: (a) such Registered Shareholder’s Pro Rata Percentage, multiplied by (b) the Indemnity Amount;
“Pro Rata Percentage” means, with respect to a Registered Shareholder, a percentage equal to:

CS	X	100
TCS
where:
CS is equal to the total number of Selling Shareholders Shares registered in the name of such Registered Shareholder; and
TCS is equal to the total number of Selling Shareholders Shares;
“Registered Shareholders” means, collectively, the registered holders of the Selling Shareholders Shares; and “Registered Shareholder” means any one of them;
“Replacement Exercise Price” means, with respect to a Replacement Option, an exercise price (rounded up to the nearest whole cent) equal to: (a) the Exercise Price per Company Common Share of the corresponding Company Option; divided by (b) the Company Option Exchange Ratio; provided that, if necessary, the Replacement Exercise Price shall be increased so that the conditions of subsection 7(1.4) of the Tax Act are met with respect to the exchange of such Company Option for a Replacement Option;
“Replacement Option” has the meaning given in Section 2.2(i);
“Retention Amount” has the meaning given in the Employee Agreement;

“Rights to Acquire Company Shares” means options, warrants, convertible securities, calls, rights of conversion, or other rights, agreements, arrangements or commitments of any kind or character relating to the Company Shares, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any Company Shares, including the Company Options and Company Warrants;
“Securityholder Representative” has the meaning given in the Arrangement Agreement;
“Selling Shareholders” means, collectively, the Company Shareholders as at the Closing Time (other than the Dissenting Shareholders), together with those Persons who become Company Shareholders as a result of the step set out in Section 2.2(a); and “Selling Shareholder” means any one of them;
“Selling Shareholders Shares” means the Company Common Shares outstanding immediately prior to the step set out in Section 2.2(g), excluding the Company Common Shares held by Sub.
“Special Meeting” means the special meeting of the Company Shareholders (including any adjournments or postponements thereof) to be held to consider, among other things, the Arrangement Resolution;
“Special Per Share Contingent Amount” means, with respect to a Company Common Share, an amount equal to 16% of the Per Share Closing Amount;
“Sub” means 2459502 Ontario Inc., a corporation existing under the Act;
“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries;
“Supporting Shareholder” and “Supporting Shareholders” have the meaning given in the Arrangement Agreement;
“Tax Act” means the Income Tax Act (Canada);
“Tax Law” means any Law with respect to Taxes;
“Tax Return” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;
“Taxes” includes (i) any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any

Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, net income, gross income, gross receipts, profits, gains, windfall profits, net worth, capital, stock, estimated, ad valorem, transfer, transaction, land transfer, lease, escheat or unclaimed property, sales, goods and services, harmonized sales, use, value-added, alternative or add-on minimum, excise, stamp, environmental, withholding, business, franchising, property, development, occupancy, employer health, payroll, wages, employment, occupation, severance, health, social services, unemployment, welfare, disability, workers’ compensation, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and
“Warrant Share Entitlement” means, with respect to a Cash Out Warrant, such number of Company Shares determined in accordance with the following formula:

CS × (PSCA – EP)
PSCA

where:
CS is equal to the number of Company Shares that would have been issuable upon the full exercise of such Cash Out Warrant as at the Closing Time (assuming there had been a cash exercise);
PSCA is equal to the Per Share Closing Amount; and
EP is equal to the Exercise Price per Company Share of such Company Warrant.

1.2	Number and Gender
In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing any gender include all genders.

1.3	Interpretation Not Affected by Headings, etc.
The division of this Plan of Arrangement into Articles, Sections and other parts and the insertion of headings are for convenience only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.4	Time
All times expressed herein or in any Letter of Transmittal are local time (Toronto, Ontario) unless otherwise stipulated herein or therein.

1.5	Currency
All references to currency in this Plan of Arrangement are to U.S. dollars, being lawful money of the United States of America, unless otherwise specified.

1.6	Statutory References
Unless otherwise expressly provided herein, any reference in this Plan of Arrangement to a statute includes all rules and regulations made thereunder, all amendments to such statute, rules or regulations in force from time to time, and any statute, rule or regulation that supplements or supersedes such statute, rules or regulations.

1.7	Date for Any Action
If the date on which any action is required or permitted to be taken hereunder by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.
ARTICLE 2
THE ARRANGEMENT

2.1	Effectiveness
This Plan of Arrangement is made pursuant to the provisions of the Arrangement Agreement. This Plan of Arrangement shall become effective at the Closing Time (except as otherwise provided herein) and will be binding from and after the Closing Time on:

(a)	the Company;

(b)	Sub;

(c)	Parent;

(d)	Funding Sub;

(e)	all Company Securityholders (including, for greater certainty, any Founder Group Members that are Company Securityholders);

(f)	the Securityholder Representative;

(g)	the registrar and transfer agent in respect of the Company Shares;

(h)	the Exchange Agent; and

(i)	the Escrow Agent.

2.2	The Arrangement
Commencing at the Closing Time, the following shall occur and be deemed to occur in the following sequence without any further act or formality required on the part of any Person:

(a)	each Cash Out Warrant:

(i)
shall be, and shall be deemed to be, transferred to the Company in consideration for the issuance by the Company of the Warrant Share Entitlement with respect to such Cash Out Warrant and the holder of such Cash Out Warrant shall be, and shall be deemed to be, recorded on the register of holders of the applicable class of Company Shares as the registered holder of the Warrant Share Entitlement in respect of such Cash Out Warrant (in addition to any Company Shares of such class already registered in the name of such holder immediately prior to the step set out in this Section 2.2(a)) and shall be, and shall be deemed to be, the registered and beneficial owner of the Warrant Share Entitlement in respect of such Cash Out Warrant; provided that, in each case, the aggregate number of Company Shares to be received by a holder of Cash Out Warrants on the cancellation of all of such holder’s Cash Out Warrants in consideration for Company Shares pursuant to this Section 2.2(a) shall be rounded to the nearest whole number of Company Shares; and

(ii)	following the transfer contemplated in Section 2.2(a)(i), each Cash Out Warrant outstanding as at the Closing Time shall be, and shall be deemed to be, immediately cancelled;

(b)
two minutes after completion of the immediately preceding step, notwithstanding the terms and conditions of the Company Articles or of any agreement relating to the exercise, conversion or exchange of Company Preferred Shares for or into Company Common Shares:

(i)
each Company Preferred Share outstanding immediately prior to this step shall be, and shall be deemed to be, converted into one Company Common Share without payment by the Company of any accrued or declared but unpaid dividends with respect to such Company Preferred Shares;

(ii)
the name of the registered holder of such Company Preferred Share shall be, and shall be deemed to be, removed from the register of holders of Company Preferred Shares and shall be, and shall be deemed to be, recorded on the register of holders of Company Common Shares as the registered holder of the number of Company Common Shares equal to the number of Company Preferred Shares held by such registered holder immediately prior to this step and so converted into Company Common Shares (in addition to any Company Common Shares registered in the name of such registered holder as at the Closing Time);

(iii)
such registered holder shall be, and shall be deemed to be, the registered owner of such number of Company Common Shares (in addition to any Company Common Shares already registered in the name of such holder as at the Closing Time);

(iv)
in respect of the issuance of Company Common Shares on conversion of those Company Class A Shares outstanding immediately prior to this step, an amount shall be added to the stated capital account in respect of the Company Common Shares equal to “paid-up capital” in respect of such Company Class A Shares, as determined in accordance with the Tax Act;

(v)
in respect of the issuance of Company Common Shares on conversion of those Company Class B Shares outstanding immediately prior to this step, an amount shall be added to the stated capital account in respect of the Company Common Shares equal to “paid-up capital” in respect of such Company Class B Shares, as determined in accordance with the Tax Act; and

(vi)
in respect of the issuance of Company Common Shares on conversion of those Company Class B-1 Shares outstanding immediately prior to this step, an amount shall be added to the stated capital account in respect of the Company Common Shares equal to “paid-up capital” in respect of such Company Class B-1 Shares, as determined in accordance with the Tax Act;

(c)
two minutes after completion of the immediately preceding step, notwithstanding the terms and conditions of the Company Shareholders Agreement and any other agreement that provides any rights to any Company Securityholder with respect to the management of the business or affairs of the Company, the Company Shareholders Agreement and each such other agreement that provides any rights to any Company Securityholder with respect to the management of the business or affairs of the Company shall be, and shall be deemed to be, terminated;

(d)
simultaneous with the immediately preceding step, (i) any Company Securityholder who has not executed and delivered a counterpart or joinder to the Arrangement Agreement shall be deemed to have executed and delivered the Arrangement Agreement for the purposes of being bound by Sections 2.16, 2.17 and 6.5 and Articles IX and XI of the Arrangement Agreement as a “Company Securityholder” thereunder, as if such Company Securityholder had executed and delivered the Arrangement Agreement, and (ii) without limiting (i), any Selling Shareholder who has not executed and delivered a counterpart or joinder to the Arrangement Agreement shall be deemed to have executed and delivered the Arrangement Agreement for the purposes of being bound by the Arrangement Agreement (including, for greater certainty, Sections 2.11, 2.12, 2.13, 2.16, 2.17, 6.5, 7.1, 7.2 and 11.1 and Articles IX and XI thereof) as a “Selling Shareholder” thereunder, in each case, as if such Selling Shareholder had executed and delivered the Arrangement Agreement. For greater clarity, each Company Securityholder who executed and delivered the Arrangement Agreement prior to the Closing Time as a Supporting Shareholder shall continue to be bound by the terms and subject to the conditions of the Arrangement Agreement as a Supporting Shareholder, including all covenants, promises, warranties, representations, conditions, understandings and other agreements set forth therein;

(e)	two minutes after completion of the immediately preceding step:

(i)
each Company Common Share (including each Company Preferred Share converted into a Company Common Share pursuant to Section 2.2(b)) in respect of which Dissent Rights have been validly exercised before the Closing Time shall be, and shall be deemed to be, transferred by the registered holder thereof to Sub in consideration for a debt claim against Sub in an amount determined and payable in accordance with Article 4 and the name of such registered holder shall be, and shall be deemed to be, removed from the register of holders of Company Common Shares (including the Company Preferred Shares converted into Company Common Shares pursuant to Section 2.2(b)) for which Dissent Rights have been validly exercised before the Closing Time; and

(ii)
Sub shall be, and shall be deemed to be, recorded on the register of holders of Company Common Shares as the registered holder of such Company Common Shares so transferred pursuant to Section 2.2(e)(i) and shall be, and shall be deemed to be, the registered and beneficial owner of such Company Common Shares;

(f)	two minutes after completion of the immediately preceding step:

(i)	at the election of Sub (which election shall be communicated by Sub to Funding Sub in writing before the Closing Time), either:

(A)
Funding Sub shall transfer, and shall be deemed to have transferred, to Sub, $100,000 of cash and that number of shares of Parent Common Stock sufficient to satisfy Sub’s obligation to deposit the applicable portions of the Aggregate Closing Amount with the Exchange Agent and the Escrow Agent pursuant to Section 2.4 and to satisfy the aggregate amount of withholdings to be deducted pursuant to Section 2.2(g)(i)(B)(1) (if any) for a purchase price equal to the Aggregate Closing Amount, and, in satisfaction of the purchase price for such cash and shares of Parent Common Stock, Sub shall issue, and shall be deemed to have issued, to Funding Sub 9,999,900 common shares in the capital of Sub; or

(B)
Sub shall direct, and shall be deemed to have directed, Funding Sub, to deposit with the Exchange Agent and the Escrow Agent, on behalf of Sub, $100,000 of cash and that number of shares of Parent Common Stock sufficient to satisfy Sub’s obligation to deposit the applicable portions of the Aggregate Closing Amount with the Exchange Agent and the Escrow Agent pursuant to Section 2.4 and to satisfy the aggregate amount of withholdings to be deducted pursuant to Section 2.2(g)(i)(B)(1) (if any), and Sub shall issue, and shall be deemed to have issued, to Funding Sub, as consideration for Funding Sub making such deposits on behalf of Sub, 9,999,900 common shares in the capital of Sub;

(ii)
Funding Sub shall be, and shall be deemed to be, recorded on the register of holders of common shares in the capital of Sub issued to it pursuant to Section 2.2(f)(i) and shall be, and shall be deemed to be, the registered and beneficial owner of such common shares; and

(iii)	an amount shall be added to the stated capital account in respect of the common shares in the capital of Sub issued pursuant to Section 2.2(f)(i) equal to the Aggregate Closing Amount;

(g)	immediately after completion of the immediately preceding step:

(i)
each Company Common Share outstanding immediately prior to this step not registered in the name of Sub at such time shall be, and shall be deemed to be, transferred by the registered holder thereof to Sub in exchange for the Exchange Consideration; provided that, in each case: (I) payment of the aggregate amount of Exchange Consideration that such registered holder of Company Common Shares shall be entitled to receive pursuant to this Section 2.2(g) shall be made in accordance in Sections 2.4, 2.5 and 2.6; and (II) such aggregate amount shall, and shall be deemed to:

(A)	be rounded to the nearest whole cent; and
(B)

(1)	be subject to applicable withholdings, if any, determined in accordance with Section 5.4;

(2)
have segregated from such aggregate amount of Exchange Consideration an amount equal to such registered holder’s Proportionate Escrow Amount, which amount shall be deposited with the Escrow Agent on behalf of such registered holder pursuant to this Plan of Arrangement and the Escrow Agreement and released by the Escrow Agent in accordance with the terms and subject to the conditions of the Arrangement Agreement and the Escrow Agreement; and

(3)
in the case of the Founder, without limiting, and in addition to, the amount contemplated in Section 2.2(g)(i)(B)(2), have segregated from such aggregate amount of Exchange Consideration an amount equal to the Retention Amount, which amount shall be deposited with the Escrow Agent pursuant to this Plan of Arrangement on behalf of such registered holder and the Escrow Agreement and released by the Escrow Agent in accordance with the terms and subject to the conditions of the Employee Agreement and the Escrow Agreement;

(ii)	the name of such registered holder shall be, and shall be deemed to be, removed from the register of holders of Company Common Shares; and

(iii)
Sub shall be, and shall be deemed to be, recorded on the register of holders of Company Common Shares as the registered holder of such Company Common Shares so transferred to it pursuant to Section 2.2(g)(i) and shall be, and shall be deemed to be, the registered and beneficial owner of such Company Common Shares;

(h)
two minutes after completion of the immediately preceding step, notwithstanding the terms and conditions of the Company Option Plan, the Company Option Plan shall be, and shall be deemed to be, assumed by Parent as a stock option plan of Parent, and any Company Common Shares remaining available for future grant under the Company Option Plan will be replaced with a number shares of Parent Common Stock determined by multiplying such number of Company Common Shares by the Company Option Exchange Ratio (with any reference to Company Common Shares or the board of directors of the Company therein being deemed a reference to the shares of Parent Common Stock or the board of directors of Parent, as the case may be);

(i)
two minutes after completion of the immediately preceding step, notwithstanding the terms and conditions of the Company Option Plan or of any agreement evidencing the grant of any Company Options, each Company Option outstanding as at the Closing Time shall be, and shall be deemed to be, exchanged for an option to acquire from Parent (a “Replacement Option”), on the terms and conditions as were applicable under such Company Option, including the remaining vesting schedule of such Company Option (other than, for greater certainty, with respect to the number and class of shares for which such Company Option is exercisable for and the Exercise Price per share of such Company Option, as adjusted by this Section 2.2(i)), that number of shares of Parent Common Stock determined by applying the Company Option Conversion Rate, at an exercise price per share equal to the Replacement Exercise Price for such Replacement Option; provided that, in each case, the aggregate number of shares of Parent Common Stock to be received by a holder of Replacement Options on the exercise of all of such holder’s Replacement Options shall be rounded down to the nearest whole share of Parent Common Stock;

(j)
two minutes after completion of the immediately preceding step, all Rights to Acquire Company Shares outstanding as at the time of this step, if any, shall be, and shall be deemed to be, cancelled and terminated for no consideration;

(k)
two minutes after completion of the immediately preceding step, each Company Securityholder, on his, her or its own behalf, and on behalf of his, her or its respective heirs, family members, executors, agents, successors and assigns, shall fully and forever release and discharge, and shall be deemed to have fully and forever released and discharged, the Company, Parent, Sub and their respective officers, directors, employees, consultants, agents, investors, shareholders, administrators, Affiliates, divisions, predecessor and successor corporations and assigns from, and shall not sue the foregoing parties concerning, any claim, duty, obligation, cause of action, suit, judgment, debt, demand, cost, compensation, legal fees or other liability or expense relating to such Company Securityholder’s equity ownership in the Company, other than in relation to the Company’s, Parent’s and Sub’s obligations under this Plan of Arrangement and the Arrangement Agreement;

(l)
two minutes after completion of the immediately preceding step, the stated capital of the Company shall be, and shall be deemed to be, reduced, without any payment by the Company, by deducting that amount from the stated capital account maintained by the Company for the Company Common Shares so that the stated capital is C$1.00 in respect of all of the issued and outstanding Company Common Shares;

(m)
two minutes after completion of the immediately preceding step, Sub and the Company shall amalgamate with the same effect as if subsection 177(1) and section 179 of the Act were applicable, and shall continue, and shall be deemed to have been continued, as one corporation (“Amalco”) upon the following terms and conditions:

(i)	the name of Amalco shall be The Rubicon Project Chango, Inc.;

(ii)	the authorized capital of Amalco shall be the same as the authorized capital of Sub, consisting of an unlimited number of common shares (each, an “Amalco Common Share”);

(iii)
subject to any unanimous shareholder agreement with respect to Amalco then in force, the securities in the capital of Amalco, other than non-convertible debt securities, shall not be transferred without either the approval of the board of directors of Amalco or the holder or holders of shares in the capital of Amalco to which are attached more than 50% of the votes attaching to all voting shares in the capital of Amalco then outstanding, to be evidenced, in either case, by a resolution of such directors or shareholders, with such approval being given prior to the time of the transfer of such securities;

(iv)	there shall be no restrictions on the business that Amalco may carry on or on the powers that Amalco may exercise;

(v)	until changed in accordance with the Act, the address of the registered office of Amalco shall be 488 Wellington Street West, Suite 202, Toronto, Ontario, M5V 1E3;

(vi)	until repealed, amended or altered or added to, the by-laws of Amalco shall be the same as the by-laws of Sub in force as at the Closing Time;

(vii)	until changed in accordance with the Act, the board of directors of Amalco shall consist of not less than one and not more than 10 directors, as the directors may from time to time determine;

(viii)	initially the board of directors of Amalco shall consist of four directors, who shall be the individuals set out below:

Full Name	Residential Address	Resident Canadian (Yes or No)
Chris Sukornyk		Yes
David Day		No
Brian Copple		No
Natalie Pechacek		No

and the foregoing directors shall hold office until the first meeting of shareholders of Amalco, or until their successors are elected or appointed;

(ix)	subject to the provisions of the Act and any unanimous shareholder agreement, the board of directors of Amalco shall manage, or supervise the management of, the business and affairs of Amalco;

(x)
each common share in the capital of Sub shall become one Amalco Common Share and all shares of the authorized capital of the Company, including all Company Common Shares which are outstanding, shall be cancelled without any repayment of capital in respect thereof with the result that there shall be outstanding in the capital of Amalco 10,000,000 Amalco Common Shares;

(xi)
the form of share certificate for the Amalco Common Shares shall be in the same form as the share certificate for the common shares in the capital of Sub but shall reflect the name of Amalco instead of Sub;

(xii)	the stated capital of Amalco Common Shares shall be the same as the stated capital of the common shares in the capital of Sub;

(xiii)
the property of Sub and of the Company immediately after completion of the preceding step shall continue to be the property of Amalco (except (A) amounts receivable by Sub from the Company or by the Company from Sub and (B) Company Common Shares owned by Sub);

(xiv)	Amalco shall continue to be liable for the obligations of Sub and of the Company (except for amounts payable by Sub to the Company or the Company to Sub);

(xv)	any existing cause of action, claim or liability to prosecution relating to Sub or the Company shall be unaffected;

(xvi)	any civil, criminal or administrative action or proceeding pending by or against Sub or the Company may continue to be prosecuted by or against Amalco;

(xvii)	any conviction against, or ruling, order or judgment in favour of or against, Sub or the Company may be enforced by or against Amalco; and

(xviii)	the Articles of Arrangement shall be deemed to be articles of amalgamation of Amalco and the Certificate of Arrangement shall be deemed to be the certificate of amalgamation of Amalco.

2.3	Letter of Transmittal
To the extent the Company has not already done so prior to the Closing Time, as soon as practicable after the Closing Time, Amalco shall forward to each former Registered Shareholder, at the address of such holder as it appeared on the register immediately prior to the Closing Time maintained by or on behalf of the Company in respect of registered Company Shareholders, a Letter of Transmittal and instructions for obtaining delivery of that portion of the consideration payable to each such holder pursuant to this Plan of Arrangement.

2.4	Delivery of Exchange Agent Closing Time Consideration Amount and Indemnity Amount

(a)	Within five Business Days of the Closing Date, Sub (or Funding Sub, on behalf of Sub) shall deposit, or cause to be deposited, with:

(i)
the Exchange Agent, in Sub’s sole discretion, $100,000 in cash and shares of Parent Common Stock equal in value to the Exchange Agent Closing Time Consideration Amount, which shall be held, subject to the Exchange Agent Agreement, for the benefit of and in trust for those former Registered Shareholders entitled to receive a portion of the Exchange Agent Closing Time Consideration Amount pursuant to Section 2.2(g);

(ii)
the Escrow Agent, in Sub’s sole discretion, cash and/or shares of Parent Common Stock equal in value to the Indemnity Amount, which shall be held in escrow by the Escrow Agent and released in accordance with the Arrangement Agreement and the Escrow Agreement;

(iii)
the Escrow Agent, in Sub’s sole discretion, cash and/or shares of Parent Common Stock equal in value to the Aggregate Special Contingent Amount, which shall be held in escrow by the Escrow Agent and released in accordance with the Arrangement Agreement and the Escrow Agreement; and

(iv)
the Escrow Agent, shares of Parent Common Stock equal in value to the Retention Amount, which shall be held in escrow by the Escrow Agent and released in accordance with the Arrangement Agreement and the Employee Agreement;

provided that:

(A)
for those shares of Parent Common Stock used to satisfy the Retention Amount, Sub (or Funding Sub, on behalf of Sub) shall deposit, or cause to be deposited, with the Escrow Agent, subject to clause (D) below, that number book-entry shares of Parent Common Stock equal to: (I) the Retention Amount, divided by (II) the Average Price;

(B)
if any shares of Parent Common Stock are used to satisfy all or any part of the Exchange Agent Closing Time Consideration Amount, the Indemnity Amount or the Aggregate Special Contingent Amount and, then Sub (or Funding Sub, on behalf of Sub) shall deposit, or cause to be deposited, with:

(1)
the Exchange Agent, subject to clauses (C) and (D) below, that number of book-entry shares of Parent Common Stock equal to: (I) the Exchange Agent Closing Time Consideration Amount minus $100,000, divided by (II) the Average Price;

(2)
the Escrow Agent, subject to clauses (C) and (D) below, that number of book-entry shares of Parent Common Stock equal to: (I) the Indemnity Amount minus the amount of cash deposited, or caused to be deposited with the Escrow Agent in respect of the Indemnity Amount (if any), divided by (II) the Average Price; and

(3)
the Escrow Agent, subject to clauses (C) and (D) below, that number of book-entry shares of Parent Common Stock equal to: (I) the Aggregate Special Contingent Amount minus the amount of cash deposited, or caused to be deposited, with the Escrow Agent in respect of the Aggregate Special Contingent Amount (if any), divided by (II) the Average Price;

(C)	the ratio of cash to shares of Parent Common Stock deposited for each former Registered Shareholder shall be proportional to that of each other former Registered Shareholder (subject to rounding pursuant to this Plan of Arrangement);

(D)
the number of shares of Parent Common Stock deposited, or caused to be deposited, with the Exchange Agent and the Escrow Agent in respect of each former Registered Shareholder shall be rounded to the nearest whole share; and

(E)	the amount of cash deposited, or caused to be deposited, with the Exchange Agent and the Escrow Agent, in respect of each former Registered Shareholder, if any, shall be rounded to the nearest cent.

(b)
Upon deposit of cash and shares of Parent Common Stock equal in value (subject to rounding pursuant to this Plan of Arrangement) to the Exchange Agent Closing Time Consideration Amount with the Exchange Agent and the Indemnity Amount and the Retention Amount with the Escrow Agent, in each case, pursuant to Section 2.4(a), Sub shall be fully and completely discharged from its obligation to pay the Exchange Agent Closing Time Consideration Amount and the Indemnity Amount to the former Registered Shareholders, and the rights of such former Registered Shareholders shall be limited to receiving, subject to them providing duly completed and executed Letters of Transmittal, as applicable:

(i)	their respective portions of:

(A)	the amount equal to Exchange Agent Closing Time Consideration Amount;

(B)	any amount payable pursuant to Section 2.5(a) (if any); and

(C)	any amount payable pursuant to Section 2.6(a) (if any),
in each case, without interest, in accordance with this Plan of Arrangement, the Arrangement Agreement, the Consideration Spreadsheet and the Exchange Agent Agreement; and

(ii)	their respective Proportionate Escrow Amounts, in each case, in accordance with this Plan of Arrangement, the Arrangement Agreement, the Consideration Spreadsheet and the Escrow Agreement;

(iii)
in the case of such former Registered Shareholders that are Founder Group Members, their ratable portion of the Aggregate Special Contingent Amount, if payable, in accordance with this Plan of Arrangement, the Arrangement Agreement, the Consideration Spreadsheet and the Escrow Agreement; and

(iv)	in the case of the Founder, the Retention Amount, if payable, in accordance with the Employee Agreement and the Escrow Agreement.

(c)
The Exchange Agent Closing Time Consideration Amount deposited with the Exchange Agent in accordance with Section 2.4(a) shall be delivered to the former Registered Shareholders in accordance with the Exchange Agent Agreement and Section 2.4(e) and shall be paid to such former Registered Shareholders in accordance with this Plan of Arrangement, the Arrangement Agreement, the Exchange Agent Agreement and the Consideration Spreadsheet. The Exchange Agent Closing Time Consideration Amount shall not be used by the Exchange Agent for any purpose except as provided in this Plan of Arrangement, the Arrangement Agreement and the Exchange Agent Agreement.

(d)
Subject to compliance with Section 2.4(a), the Indemnity Amount, the Aggregate Special Contingent Amount and the Retention Amount deposited with the Escrow Agent in accordance with Section 2.4(a) shall be delivered to the former Registered Shareholders in accordance with the Escrow Agreement and shall be paid to such former Registered Shareholders in accordance with this Plan of Arrangement, the Arrangement Agreement (in the case of the Indemnity Amount and the Aggregate Special Contingent Amount), the Escrow Agreement, the Employee Agreement (in the case of the Retention Amount) and the Consideration Spreadsheet. The Indemnity Amount, the Aggregate Special Contingent Amount and the Retention Amount shall not be used by the Escrow Agent for any purpose except as provided in this Plan of Arrangement, the Arrangement Agreement (in the case of the Indemnity Amount and the Aggregate Special Contingent Amount), the Employee Agreement (in the case of the Retention Amount) and the Escrow Agreement.

(e)
Upon surrender to the Exchange Agent for cancellation of a certificate, agreement, instrument or other document (a “Certificate”) which immediately prior to the Closing Time represented Company Common Shares (or securities (including the Company Preferred Shares and the Cash Out Warrants) that were exercised for, converted or exchanged into, or cancelled in consideration for Company Common Shares) which were acquired by Sub in accordance with Section 2.2(g), together with a duly completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Company Common Shares (or securities (including the Company Preferred Shares and the Cash Out Warrants) that were exercised for, converted or exchanged into, or cancelled in consideration for Company Common Shares), as applicable, formerly represented by such Certificate under the Act and the by-laws of the Company, the registered holder of such surrendered Certificate shall be entitled to receive in exchange therefor, and, as soon as practicable after the Closing Time, Parent shall cause the Exchange Agent to, and the Exchange Agent shall, deliver to such holder, that amount of cash and number of shares of Parent Common Stock representing the portion of the Exchange Agent Closing Time Consideration Amount to which such holder is entitled under the Arrangement in accordance with Section 2.2(g), this Section 2.4 and as set out in the Consideration Spreadsheet.

(f)	In the event of a transfer of ownership of Company Shares that was not registered in the applicable securities register, the portion of the Exchange Agent Closing

Time Consideration Amount payable for the applicable Company Common Shares in accordance with Section 2.2(g) and as set out in the Consideration Spreadsheet may be delivered to the transferee if the Certificate representing such Company Shares is presented to the Exchange Agent as provided in Section 2.4(e), accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable share transfer Taxes have been paid.

2.5	Delivery of Net Contingent Amount

(a)
Promptly following the final determination of the Contingent Amount pursuant to Section 2.11 of the Arrangement Agreement, Amalco (or Funding Sub or one of the other Subsidiaries of Parent, on behalf of Amalco) shall deposit, or cause to be deposited, with the Exchange Agent, in Amalco’s sole discretion, cash and/or shares of Parent Common Stock equal in value to the Aggregate Contingent Amount less any amount that Sub is permitted to set-off against amounts owing by the Selling Shareholders pursuant to the Arrangement Agreement (the “Net Contingent Amount”); provided that:

(i)
if any shares of Parent Common Stock are used to satisfy all or any part of the Net Contingent Amount, then Amalco (or Funding Sub or one of the other Subsidiaries of Parent, on behalf of Amalco) shall deposit, or cause to be deposited, with the Exchange Agent on behalf of such Selling Shareholders, subject to Sections 2.5(a)(ii) and 2.5(a)(iii), that number of book-entry shares of Parent Common Stock equal to: (A) the Net Contingent Amount minus the amount of cash deposited, or caused to be deposited with the Exchange Agent in respect of the Net Contingent Amount (if any), divided by (B) the Contingent Average Price;

(ii)
the ratio of cash to shares of Parent Common Stock deposited, or caused to be deposited, for each Registered Shareholder shall be proportional to each other Registered Shareholder (subject to rounding pursuant to this Plan of Arrangement);

(iii)
the number of shares of Parent Common Stock deposited, or caused to be deposited, with the Exchange Agent in respect of each former Registered Shareholder shall be rounded to the nearest whole share; and

(iv)	the amount of cash deposited, or caused to be deposited, with the Exchange Agent, in respect of each former Registered Shareholder, if any, shall be rounded to the nearest cent.

(b)
Upon deposit of cash and/or shares of Parent Common Stock equal in value to the Net Contingent Amount (subject to rounding pursuant to this Plan of Arrangement) with the Exchange Agent pursuant to Section 2.5(a), Amalco shall be fully and completely discharged from its obligation to pay any amount to the Selling Shareholders pursuant to Section 2.11 of the Arrangement Agreement and the Contingent Amount to the former Registered Shareholders pursuant to this Plan of Arrangement.

(c)
The Net Contingent Amount deposited with the Exchange Agent in accordance with Section 2.5(a) shall be delivered to the former Registered Shareholders without interest in accordance with the Exchange Agent Agreement and shall be paid to such former Registered Shareholders in accordance with this Plan of Arrangement and the Consideration Spreadsheet. The Net Contingent Amount shall not be used by the Exchange Agent for any purpose except as provided in this Plan of Arrangement and the Exchange Agent Agreement.

2.6	Delivery of Aggregate Adjustment Amount

(a)
If the Final Closing Consideration (as so determined pursuant to Section 2.12 of the Arrangement Agreement) is greater than the Estimated Closing Consideration, Amalco (or Funding Sub or one of the other Subsidiaries of Parent, on behalf of Amalco) shall deposit, or cause to be deposited, with the Exchange Agent, in Amalco’s sole discretion, cash and/or shares of Parent Common Stock equal in value to the Aggregate Adjustment Amount less any amount that Amalco is permitted to set-off against amounts owing to it by the Selling Shareholders pursuant to the Arrangement Agreement (the “Net Aggregate Adjustment Amount”); provided that:

(i)
if any shares of Parent Common Stock are used to satisfy all or any part of the Net Aggregate Adjustment Amount, then Amalco (or Funding Sub or one of the other Subsidiaries of Parent, on behalf of Amalco) shall deposit, or cause to be deposited, with the Exchange Agent on behalf of such Selling Shareholders, subject to Sections 2.6(a)(ii) and 2.6(a)(iii), that number of book-entry shares of Parent Common Stock equal to: (A) the Net Aggregate Adjustment Amount minus the amount of cash deposited, or caused to be deposited with the Exchange Agent in respect of the Net Aggregate Adjustment Amount (if any), divided by (B) the Average Price;

(ii)
the ratio of cash to shares of Parent Common Stock deposited for each former Registered Shareholder shall be proportional to each other former Registered Shareholder (subject to rounding pursuant to this Plan of Arrangement);

(iii)
the number of shares of Parent Common Stock deposited, or caused to be deposited, with the Exchange Agent in respect of each former Registered Shareholder shall be rounded to the nearest whole share; and

(iv)	the amount of cash deposited, or caused to be deposited, with the Exchange Agent, in respect of each former Registered Shareholder, if any, shall be rounded to the nearest cent.

(b)
Upon deposit of cash and/or shares of Parent Common Stock equal in value to the Net Aggregate Adjustment Amount (subject to rounding pursuant to this Plan of Arrangement) with the Exchange Agent pursuant to Section 2.6(a), Amalco shall be fully and completely discharged from its obligation to pay any amount to the Selling Shareholders pursuant to Section 2.12 of the Arrangement Agreement and the Aggregate Adjustment Amount to former Registered Shareholders pursuant to this Plan of Arrangement.

(c)
The Aggregate Adjustment Amount deposited with the Exchange Agent in accordance with Section 2.6(a) shall be delivered to the former Registered Shareholders, without interest, in accordance with the Exchange Agent Agreement and shall be paid to such former Registered Shareholders in accordance with this Plan of Arrangement and the Consideration Spreadsheet. The Aggregate Adjustment Amount shall not be used by the Exchange Agent for any purpose except as provided in this Plan of Arrangement and the Exchange Agent Agreement.

2.7	Expiration of Rights
Subject to applicable escheat Laws, any amounts deposited with the Exchange Agent or the Escrow Agent pursuant to this Plan of Arrangement in satisfaction of the Arrangement Consideration, which remain unclaimed on the date which is six years from the Closing Date shall be forfeited to Amalco, and paid over to or as directed by Amalco, and the former Registered Shareholders that have not complied with Section 2.4(e) or Article 4, as applicable, with respect to their Company Shares shall thereafter have no right to receive their respective portion of the Arrangement Consideration.

2.8	Dividends and Distributions
No dividend or other distribution declared or made after the Closing Time with respect to the Company Shares with a record date after the Closing Time shall be delivered to the holder of any unsurrendered Certificate which, immediately prior to the Closing Time, represented outstanding Company Shares.

2.9	Transfers Free and Clear
Any transfer of Company Shares or other property pursuant to this Plan of Arrangement shall be free and clear of all Encumbrances.

2.10	Consideration Spreadsheet
The aggregate amount payable pursuant to this Plan of Arrangement to a Selling Shareholder for all Company Shares registered in the name of such Selling Shareholder and the aggregate amount to be withheld from such amount payable (as determined in accordance with Sections 2.2(g) and 5.4, or where an exact amount is not known as of the Closing Time, the proportionate entitlement to such amount) shall be set forth across from such Selling Shareholder’s name in the Consideration Spreadsheet.

ARTICLE 3
CERTIFICATES

3.1	Certificates
From and after the Closing Time, until surrendered as contemplated by Section 2.4(e), each Certificate formerly representing Company Shares (or securities (including the Company Preferred Shares and the Cash Out Warrants) that were exercised for, converted or exchanged into, or cancelled in consideration for Company Common Shares) , that, under the Arrangement, were transferred or deemed to be transferred to Sub pursuant to Section 2.2(g) shall represent and be deemed, at all times after the time stipulated in Section 2.2(g), as applicable, to represent only the right to receive upon such surrender the applicable portion of the Arrangement Consideration in accordance with the Arrangement Agreement, the Escrow Agreement and this Plan of Arrangement.

3.2	Lost Certificates
In the event that any Certificate which immediately prior to the Closing Time represented one or more outstanding Company Common Shares (or securities (including the Company Preferred Shares and the Cash Out Warrants) that were exercised for, converted or exchanged into, or cancelled in consideration for Company Common Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall pay to such Person the applicable portion of the Arrangement Consideration that such Person would have been entitled to receive pursuant to the Arrangement Agreement, the Escrow Agreement and this Plan of Arrangement had such Certificate not been lost, stolen or destroyed. When authorizing such payment in exchange for any lost, stolen or destroyed Certificate, such Person to whom the payment is made shall indemnify the Exchange Agent and Amalco in a manner reasonably satisfactory to each of them against any claim that may be made against the Exchange Agent or Amalco with respect to the Certificate alleged to have been lost, stolen or destroyed.
ARTICLE 4
RIGHTS OF DISSENT

4.1	Dissent Rights

(a)
Each registered Company Shareholder (as of the record date of the Special Meeting) may exercise rights of dissent with respect to his, her or its Company Shares pursuant to and in the manner set forth in section 185 of the Act as modified by the Interim Order and this Section 4.1 (the “Dissent Rights”); provided that, notwithstanding subsection 185(6) of the Act, a notice of dissent is received by the Company no later than 5:00 p.m. (Toronto time) on the Business Day immediately prior to the date of the Special Meeting and otherwise complies with section 185 of the Act.

(b)
Dissenting Shareholders shall be deemed to have transferred their respective Company Common Shares (including Company Common Shares issued upon conversion of Company Preferred Shares pursuant to Section 2.2(b)) for which

Dissent Rights have been exercised before the Closing Time to Sub as provided in Section 2.2(e), and such Dissenting Shareholders who:

(i)
are ultimately determined to be entitled to be paid fair value for their respective Company Shares (including Company Common Shares issued upon conversion of Company Preferred Shares pursuant to Section 2.2(b)) shall be entitled to a payment of cash equal to such fair value (including, for greater certainty, with respect to the Company Preferred Shares converted into Common Shares pursuant to Section 2.2(b), the fair value of such Company Shares calculated in accordance with section 185 of the Act as modified by the Interim Order), and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement in respect of Company Preferred Shares or Company Common Shares, as the case may be, had such Dissenting Shareholders not exercised their Dissent Rights, and upon payment of such fair value to a Dissenting Shareholder, all debt claims of such Dissenting Shareholder pursuant to Section 2.2(e) shall be, and shall be deemed, discharged and satisfied in full; or

(ii)
are ultimately determined not to be entitled, for any reason, to be paid fair value for their respective Company Shares (including Company Common Shares issued upon conversion of Company Preferred Shares pursuant to Section 2.2(b)) shall be deemed to have participated in the Arrangement, as at the Closing Time, on the same basis as a non-Dissenting Shareholder and shall receive cash and that number of shares of Parent Common Stock in respect of his, her or its Company Shares, as the case may be, on the basis set forth in Article 2.

(c)
In no case shall any Person set forth in Section 2.1 be required to recognize following the completion of the step set out in Section 2.2(e) a Dissenting Shareholder as a holder of Company Common Shares in respect of which Dissent Rights have been validly exercised.

(d)
In addition to any other restriction under section 185 of the Act, (i) holders of Company Options; (ii) holders of Company Warrants; and (iii) Company Shareholders who vote in favour of the Arrangement Resolution, shall not be entitled to exercise Dissent Rights.

ARTICLE 5
GENERAL

5.1	Paramountcy
Subject to the Arrangement Agreement and from and after the Closing Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Company Shares, Company Options, Company Warrants and all other Rights to Acquire Company Shares issued prior to the Closing Time, (ii) the rights and obligations in relation thereto of the Company Securityholders, the Company, Sub, Parent, the Securityholder Representative, the Exchange Agent and any

registrar or transfer agent therefor shall be solely as provided for in this Plan of Arrangement, the Arrangement Agreement, the Escrow Agreement and the Exchange Agent Agreement, and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares, Company Options, Company Warrants and all other Rights to Acquire Company Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein or the Arrangement Agreement.

5.2	Amendment

(a)
Subject to Sections 5.2(c) and 5.2(d), Parent and the Company reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the time at which the Articles of Arrangement are filed with the Director, provided that any such amendment, modification and/or supplement must be contained in a written document which is: (i) agreed to in writing by Parent, the Company and the Securityholder Representative; (ii) filed with the Court and, if made following the Special Meeting (or following approval of the Arrangement Resolution by written resolution executed by all of the Company Shareholders in lieu of the Special Meeting), approved by the Court subject to such conditions as the Court may impose; and (iii) if so required by the Court, communicated to the Company Shareholders in the manner as required by the Court.

(b)
Any amendment, modification and/or supplement to this Plan of Arrangement may be proposed by the Company or Parent at any time: (i) prior to or at the Special Meeting; or (ii) prior to obtaining approval of the Arrangement Resolution by written resolution executed by all of the Company Securityholders in lieu of the Special Meeting (provided that the Company and Parent and the Securityholder Representative shall have consented thereto in writing), with or without any prior notice or communication, and if so proposed and accepted by the Persons voting at the Special Meeting or by way of written resolution executed by all of the Company Shareholders in lieu of the Special Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification and/or supplement to this Plan of Arrangement that is approved by the Court following the Special Meeting (or following approval of the Arrangement Resolution by written resolution executed by all of the Company Shareholders in lieu of the Special Meeting) shall be effective only if: (i) it is agreed to by Parent, the Company and the Securityholder Representative; (ii) it is filed with the Court (other than amendments contemplated in Section 5.2(d), which shall not require such filing), and (iii) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification and/or supplement to this Plan of Arrangement may be made by Amalco unilaterally after the time at which the Articles of Arrangement are filed with the Director without the approval of former Company

Securityholders; provided that it concerns a matter which, in the reasonable opinion of the Company, is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the former Company Securityholders.

5.3	Further Assurances
Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and be deemed to have occurred in the order set out herein, without any further act or formality, each of the parties to the Arrangement Agreement (including, for greater certainty, those Persons deemed to be party to the Arrangement Agreement under this Plan of Arrangement) shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Plan of Arrangement and to further document or evidence any of the transactions or events set out herein.

5.4	Withholding Rights
The Company, Parent, Sub, the Exchange Agent or one or more other Subsidiaries of Parent, as the case may be, shall be entitled to deduct and withhold from any consideration otherwise payable to any Company Securityholder pursuant to this Plan of Arrangement and the Arrangement such amounts as are required or permitted to be deducted and withheld with respect to the making of such payment under: (i) the Tax Act, (ii) the Code, (iii) any provision of applicable Tax Law or (iv) the administrative practice of the relevant Governmental Authority administering the foregoing Laws. To the extent that such amounts are so withheld and paid over to or deposited with the relevant Governmental Authority directly or indirectly by the Company, Parent, Sub, the Exchange Agent or one or more other Subsidiaries of Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Plan of Arrangement and the Arrangement Agreement as having been paid to the Company Securityholders, as the case may be, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the relevant Governmental Authority within the time required, and in accordance with applicable Tax Laws.